        [LETTERHEAD OF AMERICAN ARTISTS FILM CORPORATION APPEARS HERE]


July 17, 1997


Mr. Ben Noble
3261 Lenox Road, N.E.
Atlanta, Georgia 30324


Re:  LETTER OF AGREEMENT
     -------------------


     This letter will confirm the terms and conditions of an unsecured revolving line of credit, in the amount of $100,000, established in favor of American Artists Film Corporation ("AAFC"). Borrowings may be made under this agreement for a period of 365 days, however, any remaining outstanding amounts, with interest, will be due and payable no later than July 17, 1998. Interest, calculated at the prime rate plus 1%, will be due and payable on a monthly basis, no later than the 15th day of each month.

     This Letter of Agreement sets forth the terms of this agreement in its entirety.


Accepted and Agreed to by:


American Artists Film Corporation

/s/ Steven D. Brown
---------------------------------
Steven D. Brown, Chairman and CEO

/s/ Ben Noble
---------------------------------
Mr. Ben Noble